Sunshine Bank

Press Release
For Immediate Release

Contact:
Andrew S. Samuel
President and Chief Executive Officer
(813)659-8622

Sunshine Bancorp, Inc. Reports Fourth Quarter and Year End 2014 Financial Results

Plant City, FL- February 3, 2015-Sunshine Bancorp, Inc. (the “Company”) (NASDAQ: SBCP), the holding company for Sunshine Bank (the “Bank”), has released its unaudited financial statements for the full year and fourth quarter of 2014.

Net income (loss) reported for the full year ended December 31, 2014 was ($2.5) million compared to $141,000 for 2013.

During the fourth quarter of 2014 management took steps to solidify the balance sheet and prepare the franchise for growth in 2015.  In a desire to enhance the Bank’s asset quality, a sale of select credits was initiated during the fourth quarter.  In December 2014, $2.1 million in loan balances were sold.  A remaining principal balance of $2.9 million was transferred to held for sale at year end at a net amount of $1.8 million. The total balances of loans sold was $5.0 million.  The provision for loan losses for the full year 2014 was $2.5 million compared to no provision expense for the full year 2013.  Nonperforming assets to total assets was 1.20% at the end of 2014 compared to 2.61% in the linked quarter and 2.70% as of December 31, 2013.  The allowance for loan losses was strengthened to 193% of non-performing loans at December 31, 2014 compared to 45% at December 31, 2013.

Salary and benefit expense for 2014 was $4.6 million compared to $3.5 million in 2013. The increase in salary and benefit expense was due to the addition of key Bank employees in critical areas such as commercial lending, risk management, credit and information technology.    In addition, the fourth quarter included one-time expenses associated with early retirement offerings and expenses associated with the Bank’s new Employee Stock Ownership Plan.

Andrew Samuel, President and CEO, commented, “The fourth quarter was an important transition quarter for our company.  We are very excited about our improved credit metrics and the strong foundation in place.  This foundation is critical to our future growth plans in 2015 and beyond.”

Net interest income increased $224,000 to $5.9 million for 2014 as compared to 2013 as a result of increased income on securities and a decrease in interest expense on deposits.

Total assets amounted to $229.8 million at December 31, 2014 compared to $194.4 million at December 31, 2013.  The asset growth came primarily from growth in the securities portfolio through the investment of conversion proceeds.  The duration on these investments has been kept short in order to allow for future deployment into commercial loan growth.  Over the same time period, loans were down $2.6 million.  The 2014 fourth quarter loan sales contributed to a loan balance reduction of $5.0 million.  Total deposits were $163.9 million at December 31, 2014 compared to $164.9 million at December 31, 2013.

Stockholders’ equity increased $35.1 million to $61.6 million at December 31, 2014 compared to December 31, 2013.  The increase in stockholders’ equity was the result of the net proceeds from the mutual-to-stock conversion which was completed in July 2014.  Sunshine Bank exceeds the well-capitalized levels with a December 31, 2014 leverage ratio of 17% compared to 13% at December 31, 2013.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Sunshine Bancorp, Inc.
Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The company was first organized in 1954 in Plant City.  In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Operations are conducted from the main office in Plant City, Florida and 4 additional offices in Hillsborough and Pasco County. The Company provides financial services to individuals, families and businesses primarily located in Hillsborough County and Pasco County, Florida. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the Company website www.sunshinestatefederal.com.

Sunshine Bancorp, Inc.
Consolidated Balance Sheet
(Unaudited)(Dollars in thousands, except per share information)

	December 31,	December 31,
	2014	2013
Assets:
Cash and due from banks	$5,316	$2,391
Interest-earning deposits with bank	688	7,545
Federal funds sold	14,475	1,118

Cash and cash equivalents	20,479	11,054

Time deposits with bank	5,880	9,528
Securities held to maturity	75,473	48,436
Loans held for sale	2,012	-
Loans, net of unearned income	110,392	112,981
Less: Allowance for loan losses	1,726	1,718
Loans, net	108,666	111,263
Premises and equipment	6,074	6,128
Federal Home Loan Bank stock, at cost	180	237
Cash surrender value of bank-owned life insurance	7,259	4,089
Accrued interest receivable	613	581
Other real estate owned	41	1,422
Other assets	3,143	1,701

TOTAL ASSETS	$229,820	$194,439

Liabilities:
Noninterest-bearing accounts	$34,774	$29,123
NOW accounts	32,589	30,129
Money-market deposit accounts	35,208	35,713
Savings accounts	25,100	25,724
Time Deposits	36,253	44,230
Total Deposits	163,924	164,919
Interest Payable	3	3
Other Borrowed Money	-	-
Other Liabilities	4,267	2,965

Total Liabilities	168,194	167,887

Common Stock, $.01 par value, 50,000,000 shares authorized,
4,232,000 share issued and outstanding at December 31, 2014	42	-
Additional Paid in Capital	40,766	-
Retained income	24,091	26,552
Unearned Employee Stock Ownership Plan shares	(3,273)	-

Total Stockholders' equity	61,626	26,552

Total Liabilities and Stockholders' Equity	$229,820	$194,439

Sunshine Bancorp, Inc.
Consolidated Statement of Operations
(Unaudited) (In thousands)

	Year Ended		Three Months Ended
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Interest Income:
Loans	$5,417	$5,569	$1,370	$1,370
Securities	704	408	249	101
Other	122	118	25	28

Total Interest Income	6,243	6,095	1,644	1,499

Interest Expense:
Interest expense - deposit accounts	298	374	68	86

Total Interest Expense	298	374	68	86

Net Interest Income	5,945	5,721	1,576	1,413

Provision For Loan Losses	2,500	-	1,840	-

Net Interest Income (loss) after provision for loan losses	3,445	5,721	(264)	1,413

Noninterest income:
Fees and service charges on deposit accounts	632	668	136	183
Fees and charges on loans	66	75	15	16
Gain/(loss) on sale of other real estate owned	(204)	3	(231)	-
Income from bank-owned life insurance	120	122	30	30
Other	147	62	46	12

Total noninterest income	761	930	(4)	241

Noninterest Expense:
Salaries and employee benefits	4,574	3,467	1,983	878
Occupancy and equipment	1,202	984	463	241
Data and item processing services	456	457	110	112
Professional fees	521	241	250	61
Other real estate owned	49	62	10	18
Advertising and promotion	76	70	37	16
Stationery and supplies	99	71	34	14
Deposit insurance and general insurance	264	248	68	61
Other	1,016	805	345	208

Total noninterest expense	8,257	6,405	3,300	1,609

Income(loss) before income (benefit) taxes	(4,051)	246	(3,568)	45

Income (benefit) taxes	(1,590)	105	(1,354)	17

Net Income (loss)	$(2,461)	$141	$(2,214)	$28

	Quarter Ended***
	12/31/2014*	9/30/2014*	6/30/2014	3/31/2014	12/31/2013
Operating Highlights
Net Income (loss)	$(2,214)	$39	$(330)	$44	$28
Net interest income	1,576	1,530	1,439	1,400	1,413
Provision for loan losses	1,840	20	640	-	-
Non-Interest Income	(4)	248	276	241	241
Non-Interest Expense	3,300	1,720	1,642	1,595	1,609

Financial Condition Data:
Total Assets	$229,820	$222,852	$311,779	$201,411	$194,439
Loans, Net	108,666	110,936	108,395	109,937	111,263
Non-Interest Bearing Accounts	34,774	26,349	29,589	30,435	29,123
NOW accounts	32,589	29,357	30,202	31,876	30,129
Money-Market deposit accounts	35,208	35,701	36,721	40,524	35,713
Savings accounts	25,100	26,318	26,763	25,892	25,724
Time Deposits	36,253	37,964	42,033	43,129	44,230
Total Deposits	163,924	155,689	165,308	171,856	164,919

Selected Ratios
Net interest margin	2.93%	2.98%	-2.62%	3.12%	3.04%
Annualized return on average asset	-3.93%	0.07%	-0.59%	0.09%	0.06%
Annualized return on average equity	-14.05%	0.30%	-4.98%	0.66%	0.42%

Capital Ratios**
Total risk based capital ratio	33.82%	38.52%	24.78%	25.13%	25.26%
Tier 1 capital ratio	32.57%	37.26%	23.53%	23.88%	24.00%
Leverage ratio	16.99%	19.00%	8.04%	12.71%	13.14%

Asset Quality Ratios
Non-performing loans to total loans	0.81%	4.17%	3.46%	3.16%	3.37%
Non-performing assets to total assets	1.20%	2.61%	1.64%	2.43%	2.70%
Allowance for loan losses to total loans	1.56%	1.59%	1.60%	1.54%	1.52%
Allowance for loan losses to
non-performing loans	193.28%	38.09%	46.32%	48.68%	44.95%

*On July 14, 2014, the mutual-to-stock conversion of the Bank was completed and the Company became the savings and loan holding company of the Bank.
**Capital Ratios for Sunshine Bank only.
***Dollars in thousands.